Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PEPCO HOLDINGS, INC.

ARTICLE FIRST:

The name of the corporation is Pepco Holdings, Inc. (hereafter the “Corporation”).

ARTICLE SECOND:

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of New Castle. The name of the registered agent at such address is the Corporation Service Corporation.

ARTICLE THIRD:

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOURTH:

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 28,000 shares, of which:

10,000 shares, par value $0.01 per share, shall be shares of common stock (the “Common Stock”); and

18,000 shares, par value $0.01 per share, shall be shares of preferred stock (the “Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

Section 1. General.

Except as otherwise required by law or as expressly provided in this Amended and Restated Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters, with each other share of Common Stock.

Section 2. Dividends.

Subject to the rights of the Series A Preferred Stock Holders (as defined below in Article Fourth) and to the other provisions of this Amended and Restated Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

Section 3. Voting Rights.

At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to the Series A Preferred Stock) that relates solely to the terms of the Series A Preferred Stock if the Series A Preferred Stock Holders are entitled to vote thereon, either separately or together with the holders of one or more other such series, pursuant to this Amended and Restated Certificate of Incorporation (including pursuant to any certificate of designation relating to the Series A Preferred Stock or the DGCL).

B. PREFERRED STOCK.

18,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated Series A Non-Voting Non-Convertible Preferred Stock (the “Series A Preferred Stock”) with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

Section 1. Designation.

Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. Series A Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be canceled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

Section 2. [Reserved].

Section 3. Definitions. As used in this Article Fourth with respect to Series A Preferred Stock:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified

Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Liquidation Preference Amount” means $10,000.

“Merger Agreement” means the Amended and Restated Agreement and Plan of Merger, dated as of July 18, 2014, by and among the Corporation, Exelon Corporation, a Pennsylvania corporation, and Purple Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Exelon Corporation.

“Parity Stock” means any class or series of stock of the Corporation hereafter authorized that ranks equally with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series A Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series A Preferred Stock Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Corporation and, if applicable, any transfer agent, registrar and paying agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and for all other purposes.

Section 4. Dividends.

(a) Rate. Series A Preferred Stock Holders shall be entitled to receive, if, as and when declared by the Board of Directors, or any duly authorized committee thereof, but only out of assets legally available therefor, cumulative, non-participating cash dividends on the Liquidation Preference Amount per share of Series A Preferred Stock at the rate per annum specified below, and no more, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series A Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series A Preferred Stock will accrue daily on the Liquidation Preference Amount per share (as from the date on which a Series A Preferred Stock Holder acquires such share of Series A Preferred Stock until any redemption pursuant to Section 6(a)(i) of this Article Fourth (each, a “Redemption Event”) at a rate per annum equal to 0.1% (one-tenth of one percent). If, on any Dividend Payment Date, the Corporation fails to pay dividends in respect of the Series A Preferred Stock equal to all dividends on the Series A Preferred Stock accrued but unpaid as of such date, the accrued but unpaid dividends on the Series A Preferred Stock shall nonetheless accumulate and compound (at a rate per annum equal to 0.1% (one-tenth of one percent)) on such Dividend Payment Date and shall remain accumulated, compounding dividends at such 0.1% rate, until paid pursuant hereto. The record date for payment of dividends on the Series A Preferred Stock will be the fifteenth day of the calendar month in which the Dividend Payment Date falls or such other record date fixed by the Board of Directors, or any duly authorized committee thereof, that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable will be computed on the basis of a 360 day year of twelve 30 day months. As from the date and time of a Redemption Event, any pending dividend payments in respect of the Series A Preferred Stock shall be canceled and no further dividends in respect of the Series A Preferred Stock shall be payable.

(b) Priority of Dividends. Such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or a duly authorized committee thereof, may be declared and paid on any Senior Stock, Junior Stock and Parity Stock from time to time out of any assets legally available for such payment, and Series A Preferred Stock Holders will not be entitled to participate in those dividends. Neither the declaration nor the paying by the Corporation of, nor the failure by the Corporation to declare or pay, dividends to the Series A Preferred Stock Holders shall be a pre-condition to, prohibit or otherwise have any effect on, the declaration or payment of any dividend in respect of any Senior Stock, Junior Stock or Parity Stock or any other class or series of authorized stock of the Corporation.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, Series A Preferred Stock Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series A Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the Liquidation Preference Amount per share, plus any any unpaid accrued and accumulated dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up, if and to the extent declared. Series A Preferred Stock Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5 of Article Fourth.

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all Series A Preferred Stock Holders and all holders of any Parity Stock, the amounts paid to the Series A Preferred Stock Holders and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Residual Distributions. If the respective aggregate liquidating distributions to which all Series A Preferred Stock Holders and all holders of any Parity Stock are entitled have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5 of Article Fourth, unless waived by Series A Preferred Stock Holders of a majority of the shares of Series A Preferred Stock, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, and the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation other than the Merger contemplated by the Merger Agreement shall be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6. Redemption.

(a) Optional Redemption.

(i)	Optional Redemption at Any Time. The Corporation, at the option of its Board of Directors, or any duly authorized committee thereof, may, at any time, redeem out of funds legally available therefor, in whole or in part, the shares of Series A Preferred Stock at the time outstanding, upon notice given as provided in Section 6(c) of Article Fourth below, at a redemption price equal to the Liquidation Preference Amount per share, plus any unpaid accrued and accumulated dividends thereon.

(ii)	[Reserved].

(b) [Reserved].

(c) Notice of Redemption. Notice of any redemption of shares of Series A Preferred Stock pursuant to Section 6(a)(i) of Article Fourth shall be mailed by first class mail, postage prepaid, addressed to the Series A Preferred Stock Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least five business days and not more than 30 days before the date fixed for redemption.

Any notice mailed as provided in this Section 6(c) of Article Fourth shall be conclusively presumed to have been duly given, whether or not the Series A Preferred Stock Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Series A Preferred Stock Holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the number of shares of Series A Preferred Stock to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Section 7. Conversion Rights.

Series A Preferred Stock shall not be convertible into Senior Stock, Junior Stock or any other security, and does not otherwise have any conversion rights.

Section 8. Voting Rights.

(a) Except as otherwise provided in Section 8(b) of Article Fourth or as otherwise required by law, the Series A Preferred Stock Holders shall have no right or power to vote on any matter submitted to a vote of stockholders.

(b) The Corporation shall not (by amendment, merger, consolidation or otherwise), without the prior approval, by vote or written consent, of the holders of a majority of the Series A Preferred Stock then outstanding, voting as a separate class, (i) increase the authorized number of shares of Series A Preferred Stock or (ii) amend or repeal this Amended and Restated Certificate of Incorporation in any manner which adversely affects the rights, preferences or voting powers of the Series A Preferred Stock.

Section 9. Preemption.

The Series A Preferred Stock Holders shall not have any rights of preemption.

Section 10. Rank.

Notwithstanding anything set forth in this Amended and Restated Certificate of Incorporation to the contrary, the Board of Directors, or any duly authorized committee thereof, without the vote of the Series A Preferred Stock Holders, may authorize and issue additional shares of Junior Stock, Parity Stock or any class or series of Senior Stock or any other securities ranking senior to the Series A Preferred Stock as to dividends and/or the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 11. Repurchase.

Subject to the limitations imposed herein, the Corporation may purchase and sell Series A Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors, or any other duly authorized committee thereof, may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 12. Unissued or Reacquired Shares.

Shares of Series A Preferred Stock not issued or which have been issued and redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 13. No Sinking Fund.

Shares of Series A Preferred Stock are not subject to the operation of a sinking fund.

Section 14. Transfer Agent, Registrar and Paying Agent.

The Corporation shall be the initial transfer agent, registrar and paying agent for the Series A Preferred Stock and may, at its discretion, appoint a substitute, transfer agent, registrar or paying agent, provided that the Corporation provides notice of such substitution by first-class mail, postage prepaid, to the Series A Preferred Stock Holders.

Section 15. Replacement Certificates.

If physical certificates are issued, the Corporation shall replace any mutilated certificate at the Series A Preferred Stock Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Series A Preferred Stock Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 16. Transfer Taxes.

The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or certificates representing such shares. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

Section 17. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Amended and Restated Certificate of Incorporation) with postage prepaid, addressed: (i) if to the Corporation, to its office at 701 Ninth Street, N.W., Washington, D.C. 20068 (Attention: Corporate Secretary) or other agent of the Corporation designated as permitted by this Amended and Restated Certificate of Incorporation or (ii) if to any Series A Preferred Stock Holders, to, 10 S. Dearborn, Corporate Headquarters, 54th Floor, Chicago, IL 60603 (Attention: General Counsel).

Section 18. Derivative Actions.

The shares of Series A Preferred Stock shall not confer upon the Series A Preferred Stock Holders any right to bring derivative actions against or on behalf of the Corporation.

Section 19. Restrictions On Transfer.

The Series A Preferred Stock is non-transferrable, except as expressly permitted pursuant to the redemption provisions of Section 6 of Article Fourth. No Series A Preferred Stock Holders may offer, reoffer, sell, assign, transfer, pledge, encumber, hypothecate, grant or otherwise dispose of any of the shares of Series A Preferred Stock, and no Series A Preferred Stock Holders shall enter into any agreement to do any of the foregoing. Any transfer or purported transfer of Series A Preferred Stock in violation of the foregoing restrictions shall be null, void and of no effect.

Section 20. Other Rights.

The shares of Series A Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights, other than as specifically set forth herein.

ARTICLE FIFTH:

The Corporation is to have perpetual existence.

ARTICLE SIXTH:

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE SEVENTH:

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE EIGHTH:

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as director. Any repeal or modification of this ARTICLE EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINTH:

The Corporation may, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE TENTH:

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE ELEVENTH:

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.